Exhibit 10.5

ZOETIS EQUITY DEFERRAL PLAN

(Effective as of November 1, 2014)

ARTICLE 1

PURPOSE OF THE PLAN
This Plan is an unfunded plan of deferred compensation known as the “Zoetis Equity Deferral Plan.” The purpose of this Plan is to provide a means by which an Eligible Employee may elect to defer receipt of some or all of his or her Restricted Stock Units and/or Performance Awards made under the Zoetis Inc. 2013 Equity and Incentive Plan. For purposes of ERISA, this Plan is intended to be a “top-hat” plan maintained by the Company primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meanings of Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA.
ARTICLE 2
DEFINITIONS
The following words and phrases as used in this Plan have the following meanings:
2.1    Account. The term “Account” means a Member’s individual account(s), as described in Section 4.1 of the Plan, containing amounts credited to the Member (and earnings and losses) under the Plan.
2.2    Award. The term “Award” means an RSU Award or a Performance Award, as applicable.
2.3    Beneficiary. For all Accounts, the term “Beneficiary” means the beneficiary on file with the Company for a Member’s Account(s) under the Plan or, if no effective beneficiary designation is on file, the person or entity who is the Member’s “Beneficiary” under the Qualified Plan. A Member may designate a beneficiary for his or her Account(s) under the Plan by properly filing a beneficiary form with the Committee in accordance with the rules established by the Committee.
2.4    Board of Directors. The term “Board of Directors” means the Board of Directors of the Company.
2.5    Code. The term “Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code includes the regulations issued thereunder.
2.6    Committee. The term “Committee” means the Zoetis Savings Plan Committee. Any reference to actions or decisions by “the Committee” shall include actions or decisions by any person or entity to whom the Zoetis Savings Plan Committee has delegated a particular function (to the extent such person or entity is acting within the scope of such delegated authority).

2.7    Common Stock. The term “Common Stock” means the common stock of the Company, par value $0.01 per share.
2.8    Company. The term “Company” means Zoetis Inc., a Delaware corporation, and any successor corporation.
2.9    Compensation Committee. The term “Compensation Committee” means the Compensation Committee of the Board of Directors.
2.10    Deferred Stock Unit. The term “Deferred Stock Unit” means a unit of measurement of a Member’s Account, with each such Deferred Stock Unit representing an interest equivalent to one share of Common Stock.
2.11    Disability. A Member has incurred a “Disability” if the Member has a medically determinable physical or mental impairment that (i) can be expected to result in death or can be expected to last for a continuous period of at least 12 months, (ii) makes the Member unable to perform the material functions of his or her regular occupation (within the meaning of the Zoetis Long Term Disability Plan), and (iii) has resulted in the Member receiving disability benefits under the Zoetis Short Term Disability Policy and/or the Zoetis Long Term Disability Plan for at least three months.
2.12    Eligible Employee. The term “Eligible Employee” means any employee of the Company or one of its subsidiaries or affiliates who:
(i) is on the U. S. payroll;
(ii) is either (x) an employee classified as Global Job Level 140 or above, or (y) a member of a select group of management or highly compensated employees of the Company who is designated by the Compensation Committee as an Eligible Employee; and
(iii) is eligible to receive or has received a Performance Award and/or a Restricted Stock Unit Award under the Equity Plan.
2.13    Employer. The term “Employer” means the Company and any subsidiary or affiliate of the Company which employs an Eligible Employee.
2.14    Equity Plan. The term “Equity Plan” means the Zoetis Inc. 2013 Equity and Incentive Plan, as it may be amended from time to time, and any successor arrangement under which the Company grants Performance Awards and/or Restricted Stock Units.
2.15    ERISA    . The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16    Fair Market Value. The term “Fair Market Value” shall have the meaning ascribed to such term in the Equity Plan.
2.17    Key Employee    . The term “Key Employee” means a Member who is a “specified employee” as defined in Section 409A, as determined pursuant to the definition of the term “Key Employee” in the Zoetis Supplemental Savings Plan.
2.18    Member. The term “Member” means an Eligible Employee who has made a Restricted Stock Unit Deferral and/or a Performance Award Deferral and who has an amount credited to his or her Account.
2.19    Payment Option. The term “Payment Option” means the following forms of payment under which amounts credited to a Member’s Account may be paid upon his or her Separation from Service: (i) single sum payable in the January following the Member’s Separation from Service, or (ii) substantially equal annual installment payments over a period of two (2) to twenty (20) years, as elected by the Member, with the first installment to be paid the January following the Member’s Separation from Service. Where payment of the Account is made in installment payments, each installment shall be a fraction of the number of Deferred Stock Units credited to such Account as of the applicable valuation date, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time (rounded down to the next whole Deferred Stock Unit, if applicable), including the installment payable as of the applicable valuation date.
2.20    Performance Award. The term “Performance Award” means a Performance Award granted under the Equity Plan, other than Bonus Compensation and Sales Incentives (as such terms are defined under the Zoetis Supplemental Savings Plan).
2.21    Performance Award Deferral. The term “Performance Award Deferral” means the portion of a Member’s Performance Award that the Member elects to defer under the terms of the Plan.
2.22    Plan. The term “Plan” means this Zoetis Equity Deferral Plan, as set forth herein and as amended from time to time.
2.23    Plan Year. The term “Plan Year” means the calendar year.
2.24    Qualified Plan    . The term “Qualified Plan” means the Zoetis Savings Plan.
2.25    Restricted Stock Unit or RSU    . The term “Restricted Stock Unit” or “RSU” means a Restricted Stock Unit granted under the Equity Plan.
2.26    RSU Deferral. The term “RSU Deferral” means the portion of a Member’s Restricted Stock Unit Award that the Member elects to defer under the terms of the Plan.

2.27    Section 409A. The term “Section 409A” means Section 409A of the Code and the regulations and other guidance issued thereunder by the U.S. Treasury or Internal Revenue Service.
2.28    Separation from Service. The term “Separation from Service” means a “separation from service” (within the meaning of Section 409A) from the Company.
ARTICLE 3
DEFERRAL ELECTIONS AND PAYMENT OPTION ELECTIONS
3.1    Deferral Elections.
(a)    RSU Deferrals. On or before the December 31st of the calendar year preceding the date of grant of a Restricted Stock Unit Award (or within such shorter time as prescribed by the Committee), an Eligible Employee may elect to make an RSU Deferral with respect to the RSU Award (if any) to be granted to such employee in the following Plan Year. Such deferral election must be stated as either 25%, 50%, 75%, or 100% of the Restricted Stock Units to be granted in such Award. If the percentage elected by the Eligible Employee results in a fractional RSU, the amount to be deferred will be rounded down to the next whole RSU. The deferral election will also be applied to all dividend equivalents credited under the Equity Plan with respect to the deferred portion of such RSU Award. Each grant of RSU Awards shall be subject to a separate deferral election. Any such deferral election must comply with all rules, forms and procedures established by the Committee in its sole and absolute discretion.
(b)    Performance Award Deferrals. On or before the December 31st of the calendar year that is at least 12 months before the end of the performance period for a Performance Award (or within such shorter time as prescribed by the Committee), an Eligible Employee may elect to make a Performance Award Deferral with respect to such Performance Award (for example, an election could be made no later than December 2016 with respect to a Performance Award having a performance period ending December 2017). Such deferral election must be stated as either 25%, 50%, 75%, or 100% of the share units to be earned under such Award. If the percentage elected by the Eligible Employee results in a fractional share unit, the amount to be deferred will be rounded down to the next whole share unit. The deferral election will also be applied to all dividend equivalents credited under the Equity Plan with respect to the deferred portion of such Performance Award. Each grant of Performance Awards shall be subject to a separate deferral election. Any such deferral election must comply with all rules, forms and procedures established by the Committee in its sole and absolute discretion.
(c)    Limitations on Deferral Election.
(i) Performance Award Deferrals. Notwithstanding the foregoing provisions of paragraph (b) of this Section 3.1, no deferral election may be made with respect to a Performance Award unless such Award satisfies the definition of “performance-based compensation” as defined for purposes of Section 409A, and may not be made with respect to any portion of such Award which is “readily ascertainable” (as such term is used for purposes of

Section 409A) at the time that the deferral election is made. The Compensation Committee may, in its absolute discretion, require that any one or more Performance Awards be subject to an earlier deferral election deadline than that set forth in Section 3.1(b) or not be available for a deferral election under such Section.
(ii) Other Limitations. Notwithstanding any other provision of this Section 3.1, a Member’s deferral election shall be cancelled to the extent required by Treasury Regulations on account of the Member having received a hardship distribution under the Qualified Plan.
(iii) Irrevocability. Except as provided in Section 3.1(c)(ii), any deferral election under this Plan shall be irrevocable as of the date which is the last day by which the respective deferral election was required to have been made.
3.2    Payment Option Elections.
(a)    Regular Payment Option Election. An Eligible Employee may make a Payment Option election under this Plan at the time he or she elects to make an RSU Deferral or Performance Award Deferral under the Plan. Such election shall be made from the forms of payment set forth in the definition of Payment Option in accordance with any rules, forms, or procedures established by the Committee in its sole and absolute discretion, and shall apply only to amounts deferred with respect to the particular RSU Award or Performance Award to which the deferral election applies, unless the Plan or the Committee provides otherwise.
(b)    Deemed Payment Option Election. A Member who did not make a timely Payment Option election pursuant to Section 3.2(a) with respect to a particular RSU Award or Performance Award shall be deemed to have made a Payment Option election to receive all amounts deferred with respect to that Award in a single lump sum payment in the January after his or her Separation from Service, unless the Plan or the Committee provides otherwise.
(c)    Payment upon Specified Events. Notwithstanding any Payment Option elected (or deemed elected) by the Member, upon the occurrence of any event or circumstance set forth in Article 5, the distribution of the Member’s Account shall be governed by the applicable provision of Article 5.
3.3    Subsequent Payment Option Elections. A Member may make one or more subsequent elections to change the Payment Option for amounts deferred with respect to one or more of the Member’s Awards, provided that any such election shall be effective only if the following conditions are satisfied:
(i)    The new election may not take effect for at least twelve (12) months after the date of filing the election;
(ii)    The election must be made at least twelve (12) months before payments would have otherwise begun;

(iii)    A distribution may not be made earlier than at least five (5) years from the date the distribution (or, with respect to installments, the first scheduled installment) would have otherwise been made; and
(iv)    The new election may not be made if the distribution with respect to such Award is scheduled to be made in installments and such installment distributions have begun.
ARTICLE 4
INDIVIDUAL ACCOUNT
4.1    Creation of Accounts. The Company will maintain an Account under the Plan in the name of each Member. Each such Account may, in the discretion of the Committee, be divided into two or more subaccounts. Each Member’s Account will be credited with Deferred Stock Units reflecting the Member’s RSU Deferrals and Performance Award Deferrals as of the date(s) on which distribution with respect to the underlying Restricted Stock Unit or Performance Award would have been made to the Member in the absence of such deferral elections. Prior to such crediting to the Member’s Account, Restricted Stock Units and Performance Awards subject to deferral elections shall remain subject to all terms and conditions of the Equity Plan and the applicable award agreement (including any applicable time-based and/or performance-based vesting conditions, voting rights, entitlement to dividend equivalents, and adjustment of shares of Common Stock) except that the provisions regarding distribution and settlement of such awards shall be governed by this Plan. Each Member’s Account will credited with additional Deferred Stock Units reflecting dividend equivalents, as described in Section 4.2(b) and will be debited with the amount of each payment or distribution made with respect to such Account.
4.2    Crediting of Deferred Amounts.
(a)    Deferred Stock Units. Unless otherwise determined by the Compensation Committee at or prior to the time a deferral election is made, amounts credited to a Member’s Account with respect to Restricted Stock Unit Deferrals or Performance Award Deferrals shall be credited to the Member’s Account as Deferred Stock Units.
(b)    Dividend Equivalents. If the Company declares a cash dividend on its Common Stock, a Member’s Account will be credited with additional Deferred Stock Units reflecting dividend equivalents. The number of additional Deferred Stock Units which shall be credited on any dividend payment date shall be equal to (i) the per share cash dividend paid on the Common Stock on such date, multiplied by (ii) the number of Deferred Stock Units credited to such Account as of the record date for the applicable dividend payment (including Deferred Stock Units reflecting prior dividend equivalents), divided by (iii) the Fair Market Value of a share of Common Stock on the dividend record date.

(c)    Changes in Capitalization. Deferred Stock Units shall be adjusted in the same manner that outstanding Restricted Stock Unit awards under the Equity Plan are adjusted in the event of a “Change in Capitalization” as defined in the Equity Plan; however, no such adjustment shall affect the payment date of amounts deferred under this Plan.
4.3    Unfunded Plan. No provision of this Plan shall require the Company or any other Employer to actually invest any amount in any “fund” or in any other investment vehicle. The Plan is an unfunded plan that is not subject to the funding requirements of ERISA, meaning that there are no actual investments held in a trust.
4.4    Section 16 Insiders. Members subject to Section 16 of the Securities Exchange Act of 1934 shall be subject to such additional rules as may be required by the Company, the Compensation Committee, or the Committee for the purpose of compliance with applicable securities laws.
ARTICLE 5
DISTRIBUTION OF ACCOUNTS
5.1    Timing of Distribution of Benefits. Except as otherwise provided in this Article 5, a Member shall be paid the balance of his or her Account following his or her Separation from Service in accordance with the Payment Option(s) elected (or deemed elected) by the Member as permitted under the Plan.
5.2    Form of Payment. Unless the Compensation Committee determines otherwise, a Member’s Account shall be paid in Common Stock. One share of Common Stock shall be distributed for each whole Deferred Stock Unit subject to the distribution, with fractional Deferred Stock Units paid in cash based on the Fair Market Value of the Common Stock on the distribution date. Shares of Common Stock distributed under this Plan will be issued pursuant to, and subject to the additional terms and conditions described in, the Equity Plan.
5.3    Taxes/Withholding. Amounts payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes, employment taxes, foreign taxes, or other taxes or deductions which are required to be withheld from such payments by applicable laws and regulations. Members may satisfy applicable tax withholding obligations by (i) paying cash, (ii) electing to have the Company withhold shares of Common Stock otherwise deliverable to the Member sufficient to satisfy the minimum tax withholding obligation, or (iii) pursuant to such other procedures as may be specified by the Compensation Committee from time to time. In the event a Member fails to satisfy the applicable withholding obligations with respect to a distribution by paying cash prior to such distribution, the minimum tax withholding obligations shall be satisfied by withholding shares of Common Stock otherwise deliverable to the Member.

An Employer may withhold any taxes or other deductions required by applicable laws and regulations with respect to any deferral, accrual or amount payable under this Plan from other compensation of the Member in the year in which such tax liability or other required deduction accrues or, if permitted by applicable laws and regulations, in the year following the year in which such tax liability or other required deduction accrues. Without limiting the foregoing, if all or part of an Account becomes subject to FICA tax or any state, local or foreign tax that applies to an amount deferred under the Plan before such amount is otherwise payable under the Plan, the Company may reduce the Member’s Account balance and distribute to the Member the amount necessary to pay such tax, together with any amounts required to be withheld for income tax under Code Section 3401 or under a corresponding state, local or foreign income tax provision with respect to such distribution. If a portion of the Member’s Account balance is includible in income under Section 409A, such portion shall be promptly distributed to the Member.
5.4    Delay for Key Employees. Notwithstanding the Payment Option elected (or deemed elected) by a Member or any provision of the Plan to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the January following the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the day that is six (6) months following the Member’s Separation from Service (or, if earlier, the January following the Member’s death).
5.5    Mandatory Cashouts. Notwithstanding any Payment Option elected (or deemed elected) by a Member, if the value of the Member’s Account and all other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated, along with the Member’s Account, as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2) is $10,000 or less as of the last business day of the calendar year of the Member’s Separation from Service, the Member’s Account shall be paid in a lump sum in the January following the Member’s Separation from Service.
5.6    Disability. Notwithstanding any Payment Option elected (or deemed elected) by a Member, if a Member incurs a Disability before or after the distribution of his or her Account has commenced but before his or her entire Account has been distributed, the balance of the Member’s Account shall be paid in a single lump sum distribution the January following the calendar year in which the Member has been determined to have incurred a Disability.
5.7    Distributions upon Death. Notwithstanding any Payment Option elected (or deemed elected) by a Member, if a Member dies before or after the distribution of his or her Account has commenced but before his or her entire Account has been distributed, the balance of the Member’s Account shall be paid in a single lump sum distribution the January following the calendar year in which the Member’s death occurs.
5.8    Permitted Delays. Notwithstanding the foregoing, to the extent permitted by applicable laws and regulations, including Section 409A, any payment on account of a Member under the Plan shall be delayed upon the Committee’s reasonable anticipation that (i) the making of the payment would violate federal securities laws or other applicable law, or (ii) the Company’s deduction with respect to such payment would be eliminated by application of Code Section 162(m).
ARTICLE 6
NATURE OF INTEREST OF MEMBER
Participation in this Plan will not create, in favor of any Member, any rights or lien in or against any of the assets of any Employer, and all amounts deferred hereunder and any other amounts allocated to any Account shall at all times remain an unrestricted asset of the Employer. A Member’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Member or any person, and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Member.
ARTICLE 7
ADMINISTRATION
7.1    Administrative Body. This Plan will be administered by the Committee, except that certain responsibilities ascribed in the Plan to the Compensation Committee shall be performed by the Compensation Committee. The Compensation Committee shall not have the power to delegate its responsibilities under this Plan.
7.2    Powers of the Committee. Except where powers are specifically allocated to the Compensation Committee, the Committee’s powers under this Plan shall include, but are not limited to, the power to:
(a)    interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;
(b)    review and decide claims for benefits under the Plan and decide appeals of such decisions;

(c)    adopt rules (including forms of deferral election and Payment Option election) consistent with the Plan, and generally to administer the Plan; and
(d)     delegate any of its powers under the Plan to any person or entity, including one or more employees of the Company.
7.3    Claims Procedure. Any request by a Member or any other person for any benefit alleged to be due under the Plan shall be known as a “Claim” and the Member or other person making a Claim, or the authorized representative of either, shall be known as a “Claimant.” The Committee has sole discretion to determine whether a communication from an individual shall be a Claim for purposes of this Section 7.3 and Section 7.4. The Committee (and with respect to review of claims based in a determination of Disability, the reviewer) shall have full authority to interpret and apply, in their discretion, the provisions of the Plan. The decisions of the Committee and reviewer shall be final and binding upon any and all Claimants, including, but not limited to, Members and their Beneficiaries, and any other individuals making a Claim or requesting review of a Claim through or under them, and shall be afforded the maximum deference permitted by law. A Member may not maintain a court action over a disputed claim until he or she has exhausted the Plan’s claims procedures.
(a)    In General. A Claimant may submit a written application to the Committee for payment of any benefit that he or she believes may be due him or her under the Plan, in accordance with Plan procedures. Such application shall include a general description of the benefit which the Claimant believes is due, the reasons the Claimant believes such benefit is due and any information as the Committee may reasonably request. The Committee will process the Claimant’s application within ninety (90) days of the receipt of the Claim by the Committee unless special circumstances require an extension of time for processing the Claim. In such event, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period but in no event shall the extension exceed a period of ninety (90) days from the end of such initial period. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. If the Committee has not determined the Claimant’s eligibility fora Plan benefit within this ninety (90) day period (one hundred eighty (180) day period if circumstances require an extension of time), the Claim is deemed denied. A Claim is considered approved only if such approval is memorialized by the Committee in writing.
If a Claim is denied in whole or in part, the notice of denial shall set forth (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary, (iv) an explanation of the Plan’s claim review procedure, and (v) an explanation that, if an adverse determination is made on review, the Claimant may have a right to bring civil action under Section 502(a) of ERISA. Within sixty (60) days of the receipt of a notice of denial of a Claim in whole or in part or a deemed denial, a Claimant (i) may request a review upon written application to the Committee, (ii) may review documents pertinent to the Claim, and

(iii) may submit issues and comments in writing to the Committee. If a Claimant fails to file a request for review within 60 days of receipt of a notice of denial, the Claim will be deemed abandoned and the Claimant precluded from reasserting it. The Claimant shall be provided upon request and free of charge, reasonable access to all documents, records and other information relevant to the Claimant’s Claim for benefits.
The Committee will review a Claim for which a request for review has been made and render a decision not later than sixty (60) days after receipt of a request for review; provided, however, that if special circumstances require extension of a time for processing, a decision shall be rendered no later than one hundred and twenty (120) days after receipt of the request for review. Written notice of any such extension shall be furnished to the Claimant within sixty (60) days after receipt of request for review. The Committee’s decision shall be in writing and shall set forth (i) the specific reason or reasons for the denial on review, (ii) specific reference to the pertinent Plan provisions on which the denial on review is based, (iii) an explanation that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Claim for benefits, and (iv) an explanation that if an adverse determination is made on review, the Claimant may have the right to bring a civil action under Section 502(a) of ERISA. If the decision on review is not furnished within the applicable time, the Claim shall be deemed denied on review.
(b)    Claims Based on an Independent Determination of Disability. Notwithstanding the provisions of Section 7.3(a), with respect to a Claim under this Plan based on Disability, the Committee shall furnish to the Claimant written notice of the disposition of a Claim within 45 days after the application therefor is filed; provided, if matters beyond the control of the Committee require an extension of time for processing the Claim, the Committee shall furnish written notice of the extension to the Claimant prior to the end of the initial 45-day period, and such extension shall not exceed one additional, consecutive 30-day period; and, provided further, if matters beyond the control of the Committee require an additional extension of time for processing the Claim, the Committee shall furnish written notice of the second extension to the Claimant prior to the end of the initial 30-day extension period, and such extension shall not exceed an additional, consecutive 30-day period. Notice of any extension under this subsection (b) shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the Claim, the additional information needed to resolve those issues, and that the Claimant has at least 45 days within which to provide the specified information. In the event the Claim is denied, the notice of the disposition of the Claim shall provide (i) the specific reasons for the denial, (ii) cites of the pertinent provisions of the Plan, (iii) an explanation as to how the Claimant can perfect the Claim and/or submit the Claim for review (where appropriate), and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
With respect to an appeal of a denial of benefits under the Plan based on Disability, the Claimant, or his or her duly authorized representative, may review pertinent documents related to the Plan and in the Committee’s possession in order to prepare the appeal. The form containing the request for review, together with a written statement of the Claimant’s position, must be filed with the Committee no later than 180 days after receipt of the written notification of denial of a Claim provided for in the paragraph above. The Committee’s decision shall be made within 45 days following the filing of the request for review and shall be communicated in writing to the Claimant; provided, if special circumstances require an extension of time for processing the appeal, the Committee shall furnish written notice to the Claimant prior to the end of the initial 45-day period, and such an extension shall not exceed one additional 45-day period. The Committee’s review shall not afford deference to the initial adverse benefit determination and shall be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual. If unfavorable, the notice of decision shall (i) explain the reason or reasons for denial, (ii) indicate the provisions of the Plan or other documents used to arrive at the decision, (iii) state that the Claimant may receive on request copies of all relevant records for free, (iv) describe the Plan’s voluntary appeals procedures (if any), (v) state the Claimant’s right to bring a civil action under ERISA Section 502(a), and (vi) identify all medical or vocational experts whose advice was obtained by the Committee in connection with a Claimant’s adverse benefit determination.
7.4    Limitation on Period for Filing Claims. No Claim for benefits based upon a claim that contributions were not properly made under this Plan shall be approved under this Plan, and no action may be brought for benefits under this Plan pursuant to the denial of such a Claim pursuant to Section 7.3 of this Plan, unless such Claim for benefits is duly filed under Section 7.3 of this Plan no later than the last day of the second Plan Year beginning after the Plan Year in which the Claim alleges that the contributions should have been credited.
7.5    Indemnification of Committee. The Company shall indemnify and hold harmless each member of the Committee and any employee of the Company or an Employer to whom the Committee has delegated its responsibilities under the Plan against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to the Plan, except when due to gross negligence or willful misconduct.
7.6    Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver shares of Common Stock in connection with the Plan unless and until the Committee or the Company has determined that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities, and the requirements of any exchange on which the shares are listed or traded, and that the shares are covered by an effective registration statement or are exempt from registration. The Committee or the Administrator under the Equity Plan may require that a Member make such reasonable covenants, agreements, and representations, and comply with such restrictions, as the Committee or the Administrator deems advisable in order to comply with any laws, regulations or requirements. All shares issued under the Plan shall be subject to such policies, including insider trading and clawback policies, as may be adopted by the Company from time to time.
ARTICLE 8
NO EMPLOYMENT RIGHTS
No provisions of the Plan or any action taken by the Company, the Board of Directors, the Committee, or any of their properly authorized representatives shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company or any Employer to dismiss or discharge any Member is specifically reserved.
ARTICLE 9
AMENDMENT, SUSPENSION, AND TERMINATION
The Board of Directors or its authorized designee shall have the right to amend, suspend, or terminate the Plan at any time, except that the Committee may make non-substantive administrative changes to this Plan so as to conform with or take advantage of governmental requirements, statutes or regulations. No amendment, suspension or termination shall, without the consent of a Member, adversely affect the amount of the Member’s benefits in his or her Account as of the date of such amendment, suspension or termination.
Upon suspension of the Plan, no further deferrals under the Plan shall be permitted; however, dividend equivalents shall continue to be credited to Account balances in accordance with the Plan, until the Account balances are fully distributed.
Upon termination of the Plan, distribution of the balances in Accounts shall be made to Members and Beneficiaries in the manner and at the time determined by the Board of Directors or its designee in accordance with the requirements of Section 409A. In the event the Plan is terminated, the Committee shall continue to administer the Plan in accordance with the relevant provisions of the Plan until all Members’ benefits have been paid in full.
ARTICLE 10
PROVISIONS GOVERNED BY CODE SECTION 409A
Notwithstanding anything herein to the contrary, the terms of the Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Section 409A. Any provision of this Plan governing the timing or form of payment of benefits hereunder may be modified by the Committee if, and to the extent deemed necessary or advisable, to comply with Section 409A. Nothing in this Section shall be construed as an admission that any of the benefits payable under this Plan constitutes “deferred compensation” subject to the provisions of Section 409A.

ARTICLE 11
MISCELLANEOUS
11.1    Unsecured General Creditor. The Accounts represent unsecured obligations of the Company, and no funds are set aside from the Company’s general assets to cover such Accounts. Members and their Beneficiaries, heirs, successors and assigns shall have no rights under the Plan that are greater than the rights of an unsecured general creditor of the Company.
11.2    Responsibility for Legal Effect. Neither the Committee nor the Company make any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of the Plan.
11.3    Other Compensation Plans. The adoption of the Plan will not affect any other incentive or other compensation plan in effect for the Company, nor will the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.
11.4    Furnishing Information. By participating in the Plan, a Member agrees that he or she and his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and will take such other actions as may reasonably be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.
11.5    Data Privacy. By participating in the Plan, a Member explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Member's personal data by and among, as applicable, the Company, the Employers, and any third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan for the exclusive purpose of implementing, administering and managing the Member's participation in the Plan. Each Member understands that refusal or withdrawal of consent may affect the Member’s ability to participate in the Plan. Each Member understands that the Company, the Employers, and any third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan may hold certain personal information about the Member, including, but not limited to, the Member’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, and details of the Member’s awards under the Equity Plan and other compensation, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). Each Member understands that Personal Data may be transferred to any affiliates or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Member’s country (if different from the United States), or elsewhere, and that the recipient's country may have different data privacy laws and protections than the Member’s country.

11.6    Captions. The captions of the sections and paragraphs of the Plan are for convenience only and, in the event of any conflict between the text of the Plan and such captions, the text of the Plan shall control.
11.7    Governing Law; Consent to Jurisdiction. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of Delaware without regard to its conflicts of laws principles. Any dispute arising out of participation in the Plan may be resolved in any state or federal court located within the State of New Jersey. By participating in the Plan, a Member accepts such venue and submits to the personal jurisdiction of any such court. Similarly, the Company accepts such venue and submits to such jurisdiction.
11.8    Notice. Except as otherwise required by rule or procedure established by the Committee or by notice to Members, any notice or filing required or permitted to be given to the Committee under this Plan shall be in writing and may be hand-delivered, sent by registered or certified mail, or sent by facsimile or email to the address below:
Zoetis Inc.
100 Campus Drive
Florham Park, New Jersey 07932
Attention: Executive Vice President and Chief Human Resources Officer
Fax:     973-822-7000
Email:    ZoetisCompensation@Zoetis.com
Such notice shall not be effective until actual receipt by the Committee.
Any notice or filing required or permitted to be given to a Member or Beneficiary under this Plan shall be in writing and may be hand-delivered, sent by mail (including first class mail), or sent by facsimile or email, to the address of the Member or Beneficiary as set forth in the records of the Company or the Plan.
11.9    Consent to Electronic Delivery. In lieu of receiving documents in paper format, by making a deferral election under the Plan, a Member will be deemed to have consented, to the fullest extent permitted by law, to electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, plan descriptions, account statements, grant or award notifications and agreements, and all other forms or communications) in connection with the Plan or shares of Common Stock distributable hereunder. Electronic delivery of a document to the Member may be via a Company e-mail system or by reference to a location on an Internet site to which the Member has access.
11.10    Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Plan and all rights of each Member hereunder shall inure to the benefit of and be enforceable by the Member’s Beneficiary, personal or legal representatives, or estate, to the extent any such person succeeds to the Member’s interests under the Plan.
11.11    Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Member who has predeceased the Member shall automatically pass to the Member and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
11.12    Validity; No Waiver. In the event that any provisions of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein. The failure of the Company or any Member to insist upon strict compliance with any provisions of, or to assert any right under, this Plan shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Plan.
11.13    Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent, or a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Member or the Member’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.